Exhibit 99.1
Armstrong World Industries Reports Second Quarter 2010 Results
LANCASTER, Pa., August 6, 2010 – Armstrong World Industries, Inc. (NYSE: AWI) today reported second quarter 2010 net sales of $724.8 million, up 3 percent, from $705.7 million in the same period for 2009. Excluding a $6 million, or 1 percent, impact of foreign exchange rates, sales increased 2 percent. Reported operating income was $52.9 million compared to $47.1 million in the second quarter of 2009. Adjusted operating income of $59.4 million increased compared to $48.7 million on the same basis.
The Company uses adjusted income from operations in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the translation impact of foreign exchange, restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $6.5 million in the second quarter of 2010 and $1.6 million in the second quarter of 2009.
Reported net income was $26.8 million, or $0.46 per diluted share. This compared to net income of $28.3 million, or $0.50 per diluted share, in the second quarter of 2009. Adjusted net income was $32.4 million, or $0.56 per diluted share, compared to $25.9 million, or $0.46 per diluted share, on the same basis in 2009.
Reductions in operating costs more than offset the margin impact of significant inflation in hardwood lumber and the oil-based raw materials used in the manufacture of vinyl flooring. Volume growth in international businesses offset domestic declines, resulting in 2 percent consolidated volume growth. Improved cost performance was driven by our manufacturing rationalization and SG&A reductions.

2nd Quarter Segment Highlights
Resilient Flooring net sales were $276.0 million in the second quarter of 2010 compared to $270.3 million in the same period of 2009. Excluding a $2 million impact of foreign exchange, net sales increased about 1 percent. Higher Pacific Rim volumes and improved domestic mix offset domestic volume declines. Reported operating income was $10.0 million compared to $7.5 million in the second quarter of 2009. European Resilient Flooring contributed losses of $7.2 million and $5.8 million, respectively to those totals. The 2010 European loss included a $2 million asset impairment charge. Adjusted operating income for the segment of $11.5 million increased from $8.6 million calculated on the same basis in the prior year. Operating income improved as lower manufacturing, sourced product, and SG&A costs more than offset the margin impact of raw material inflation and reduced price realization.
Wood Flooring net sales of $127.2 million in the second quarter of 2010 were flat compared to $127.8 million in the prior year’s quarter. Reported operating income of $1.1 million in the second quarter was slightly higher than $0.9 million reported in 2009. Reduced manufacturing expense and lower SG&A expenses offset raw material inflation.
Building Products net sales of $284.4 million in the second quarter of 2010 increased from $268.7 million in the prior year’s quarter. Excluding a $3 million impact of foreign exchange, sales increased by 5 percent. International volume growth and improved domestic product mix offset a less profitable European product mix. Reported operating income increased to $53.0 million from $43.1 million in the second quarter of 2009. Adjusted operating income for the segment of $55.1 million increased from $43.2 million calculated on the same basis in the prior year. Operating income increased primarily due to reduced manufacturing expenses, higher earnings from WAVE and the margin benefit of higher sales.

Cabinets 2010 second quarter net sales of $37.2 million were 4 percent below sales of $38.9 million in 2009 due to less volume. Reported operating loss for the second quarter of $0.4 million was better than the prior year’s $2.5 million loss. Operating loss decreased primarily due to reduced SG&A expenses, partially offset by the margin impact of lower sales.
Unallocated corporate expense of $10.8 million in the second quarter of 2010 compared to expense of $1.9 million in the second quarter of 2009. Adjusted unallocated corporate expense for 2010 was $7.9 million, with the adjustment of a $3.0 million impairment charge related to the termination of our flight operations. 2010 expense was negatively impacted by a lower pension credit and costs related to the support of our LEAN and other strategic initiatives.
Free cash flow was $89 million in the second quarter of 2010 compared to $86 million in 2009.
Year-to-Date Results
For the six months ended June 30, 2010, net sales were $1,383.7 million compared to $1,374.0 million in 2009. Excluding a $24 million favorable impact from exchange rates, net sales decreased by 1 percent due to lower price realization.
Reported operating income for the first six months was $66.3 million compared to operating income of $48.2 million for the same period in 2009. Adjusted operating income of $86.2 million increased 68 percent compared to adjusted operating income of $51.3 million in the prior year period. Significant reductions in manufacturing costs and SG&A expenses more than offset the negative margin impact of substantial inflation in Flooring raw materials and lower sales volume.

Reported net income was $7.4 million, or $0.13 per diluted share, compared to $17.1 million, or $0.30 per diluted share in the first six months of 2009. Adjusted net income for 2010 was $46.1 million, or $0.79 per diluted share, compared to $25.3 million, or $0.45 per diluted share, on the same basis as 2009.
Free cash flow for the first six months of 2010 was $59 million compared to $41 million for 2009 primarily due to greater reductions in working capital.
Outlook
Global macroeconomic forecasts are mixed but most key markets are still expected to decline. For the year, North American and European commercial markets are expected to decline approximately 5 percent. North American residential markets are expected to be flat to down modestly, with U.S. housing starts anticipated to be between 575,000 and 625,000 units and renovation activity approximately level with prior year.
Management expects 2010 sales to be between $2,700 million and $2,850 million. The adjusted operating income forecasted range has improved to between $170 million and $190 million, compared to $157 million in 2009. Adjusted EPS for 2010 is expected to be $1.55 to $1.75 per diluted share, compared to $1.44 per diluted share in 2009. Cash taxes for 2010 are estimated to be less than $10 million. A 42 percent tax rate will be utilized for adjusted earnings to facilitate comparability from period to period. Free cash flow is anticipated to be between $85 million and $105 million. For the third quarter, adjusted operating income is expected to be between $62 million and $72 million, compared to $79 million in 2009.
Adjusted figures are reconciled to GAAP in tables at the end of this release.

Earnings Webcast
Management will conduct a discussion for shareholders during a live Internet broadcast on the Company’s website, www.armstrong.com, beginning at 1:00 p.m. Eastern time today. From the homepage, click “For Investors” to access the call and the accompanying slide presentation. The replay of this event will also be available on the Company’s website.
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Contacts
Beth Riley, bariley@armstrong.com
Investors: (717) 396-6354
News media: (866) 321-6677
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; risks related to capital investments and restructurings; reduced business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We try to reduce both the likelihood that these risks will affect our businesses and their potential impact. However, no matter how accurate our foresight, how well we evaluate risks, and how effective we are at mitigating them, it is still possible that one of these problems or some other issue could have an adverse effect on our business, profitability, and the carrying value of assets. We undertake no obligation to update any forward-looking statement beyond what is required by applicable securities law.

About Armstrong and Additional Information
More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange, and certain, expenses, gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2009, Armstrong’s consolidated net sales totaled approximately $2.8 billion. Based in Lancaster, Pa., Armstrong operates 35 plants in nine countries and has approximately 10,200 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions, except for per-share amounts)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net sales	$724.8	$705.7	$1,383.7	$1,374.0
Cost of goods sold	554.4	541.7	1,067.5	1,078.6
Selling, general and administrative expenses	131.8	127.3	275.3	264.5
Equity (earnings) from joint venture	(14.3)	(10.4)	(25.4)	(17.3)

Operating income	52.9	47.1	66.3	48.2

Interest expense	4.0	4.5	7.9	9.0
Other non-operating expense	0.3	0.2	0.3	0.3
Other non-operating (income)	(0.8)	(0.6)	(1.5)	(1.7)

Earnings before income taxes	49.4	43.0	59.6	40.6
Income tax expense	22.6	14.7	52.2	23.5

Net income	$26.8	$28.3	$7.4	$17.1

Net income per share of common stock:
Basic	$0.47	$0.50	$0.13	$0.30
Diluted	$0.46	$0.50	$0.13	$0.30

Average number of common shares outstanding:
Basic	57.6	56.5	57.6	56.5
Diluted	58.1	56.5	58.1	56.5

SEGMENT RESULTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
Net sales:
Resilient Flooring	$276.0	$270.3	$508.6	$511.5
Wood Flooring	127.2	127.8	251.5	249.6
Building Products	284.4	268.7	552.3	535.6
Cabinets	37.2	38.9	71.3	77.3

Total Net Sales	$724.8	$705.7	$1,383.7	$1,374.0

Operating income (loss):
Resilient Flooring	$10.0	$7.5	$4.8	$(5.4)
Wood Flooring	1.1	0.9	(0.5)	(6.9)
Building Products	53.0	43.1	95.7	74.9
Cabinets	(0.4)	(2.5)	(4.3)	(7.0)
Unallocated Corporate	(10.8)	(1.9)	(29.4)	(7.4)

Total Operating Income	$52.9	$47.1	$66.3	$48.2

Selected Balance Sheet Information
(amounts in millions)

	(Unaudited)
	June 30,	December 31,
	2010	2009
Assets:
Current assets	$1,373.2	$1,331.6
Property, plant and equipment, net	875.1	929.2
Other noncurrent assets	1,008.0	1,041.8

Total assets	$3,256.3	$3,302.6

Liabilities and equity:
Current liabilities	$403.1	$357.3
Noncurrent liabilities	971.1	1,037.4
Equity	1,882.1	1,907.9

Total liabilities and equity	$3,256.3	$3,302.6

Selected Cash Flow Information
(amounts in millions)
(Unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
	2010	2009
Net income	$7.4	$17.1
Other adjustments to reconcile net income to net cash provided by operating activities	67.0	50.2
Changes in operating assets and liabilities, net	(18.2)	(16.9)

Net cash provided by operating activities	56.2	50.4
Net cash (used for)/provided by investing activities	2.7	(1.2)
Net cash (used for) financing activities	(18.2)	(8.7)

Effect of exchange rate changes on cash and cash equivalents	(10.3)	7.3

Net increase in cash and cash equivalents	30.4	47.8
Cash and cash equivalents, beginning of period	569.5	355.0

Cash and cash equivalents, end of period	$599.9	$402.8

Reconciliation to GAAP (unaudited)
(amounts in millions)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
CONSOLIDATED	2010	2009	2010	2009
Operating Income, Adjusted	$59.4	$48.7	$86.2	$51.3

Cost reduction initiatives (income) expenses	2.2	1.4	1.6	3.5
Executive Severance	—	—	11.2	—
Fixed asset impairment	5.1	—	8.2	—
Foreign exchange impact	(0.8)	0.2	(1.1)	(0.4)

Operating Income, Reported	$52.9	$47.1	$66.3	$48.2

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
RESILIENT FLOORING	2010	2009	2010	2009
Operating (Loss), Adjusted	$11.5	$8.6	$5.8	$(3.4)

Cost reduction initiatives expenses	—	1.4	—	3.5
Asset impairment	2.1	—	2.1	—
Foreign exchange impact	(0.6)	(0.3)	(1.1)	(1.5)

Operating (Loss), Reported	$10.0	$7.5	$4.8	$(5.4)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
WOOD FLOORING	2010	2009	2010	2009
Operating Income (Loss), Adjusted	$1.1	$1.1	$(0.5)	$(6.6)

Cost reduction initiatives expenses	—	—	—	—
Foreign exchange impact	—	0.2	—	0.3

Operating Income (Loss), Reported	$1.1	$0.9	$(0.5)	$(6.9)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
BUILDING PRODUCTS	2010	2009	2010	2009
Operating Income, Adjusted	$55.1	$43.2	$97.4	$75.7

Cost reduction initiatives (income)	2.2	—	1.6	—
Foreign exchange impact	(0.1)	0.1	0.1	0.8

Operating Income, Reported	$53.0	$43.1	$95.7	$74.9

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
UNALLOCATED CORPORATE EXPENSE	2010	2009	2010	2009
Operating (Loss), Adjusted	$(7.9)	$(1.7)	$(12.2)	$(7.4)

Executive Severance	—	—	11.2	—
Fixed asset impairment	3.0		6.1
Foreign exchange impact	(0.1)	0.2	(0.1)	—

Operating (Loss), Reported	$(10.8)	$(1.9)	$(29.4)	$(7.4)

	Three Months Ended		Three Months Ended
	June 30, 2010		June 30, 2009
CONSOLIDATED	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$59.4		$48.7

Other (Expense)	(3.5)		(4.1)
Earnings Before Taxes, Adjusted	55.9		44.6

Adjusted Tax (Expense) Benefit @ 42%	(23.5)		(18.7)

Net Earnings, Adjusted	$32.4	$0.56	$25.9	$0.46

Adjustment Items	(6.5)		(1.6)
Reversal of Adjusted Tax @ 42%	23.5		18.7
Ordinary Tax	(19.7)		(17.5)
Unbenefitted Foreign Losses	(2.9)		(3.7)
Federal Medicare Subsidy Adjustment	—		—
Tax Adjustments	—		6.5

Net Earnings, Reported	$26.8	$0.46	$28.3	$0.50

	Six Months Ended		Six Months Ended
	June 30, 2010		June 30, 2009
	Total	Per Share	Total	Per Share
Operating Income, Adjusted	$86.2		$51.3

Other (Expense) Income	(6.7)		(7.6)

Earnings Before Taxes, Adjusted	79.5		43.7

Adjusted Tax (Expense) Benefit @ 42%	(33.4)		(18.4)

Net Earnings, Adjusted	$46.1	$0.79	$25.3	$0.45

Adjustment Items	(19.9)		(3.1)
Reversal of Adjusted Tax @ 42%	33.4		18.4
Ordinary Tax	(23.7)		(18.6)
Unbenefitted Foreign Losses	(6.9)		(10.1)
Federal Medicare Subsidy Adjustment	(21.6)
Tax Adjustments	—		5.2

Net Earnings, Reported	$7.4	$0.13	$17.1	$0.30

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
CASH FLOW	2010	2009	2010	2009
Free Cash Flow
Net Cash From Operations	$84	$90	$56	$50

Plus / (minus): Net Cash from Investing	5	(4)	3	(1)
Add back / (subtract):
Divestiture	—	—	—	(8)

Free Cash Flow	$89	$86	$59	$41

Note: No adjustments necessary for Wood Flooring and Cabinets.